Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 of Bone Biologics Corporation (Registration No. 333-271558) of our report dated March 30, 2023, (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Bone Biologics Corporation as of December 31, 2022 and 2021, and for the years then ended, included in Bone Biologics Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

June 6, 2023